Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan	Mark L. Yoseloff, Ph.D., Chairman and CEO
Investor Relations Advisor	Richard Baldwin, Senior Vice President and CFO
ph: 203.682.8200	ph: 702.897.7150
fax: 203.682.8201	fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR RESULTS

LAS VEGAS . . .Thursday, December 8, 2005 . . . Shuffle Master, Inc. (NASDAQ National Market:  SHFL) today announced its operating results for the fourth quarter and fiscal year ended October 31, 2005.

Fourth Quarter Financial Highlights

•                  Diluted earnings per share from continuing operations increased 33% to $0.24

•                  Revenue increased 30% to $33.8 million

•                  Income from operations increased 28% to $13.7 million

•                  EBITDA from continuing operations increased 25% to $16.0 million

Fiscal Year Financial Highlights

•                  Diluted earnings per share from continuing operations increased 35% to $0.81

•                  Revenue increased 34% to $113.6 million

•                  Income from operations increased 26% to $45.8 million

•                  Net cash provided by operating activities increased 29% to $34.2 million

•                  EBITDA from continuing operations increased 36% to $57.0 million

Significant fiscal 2005 accomplishments included:

•                  Excluding a one-time $1.0 million asset write-off, full year diluted earnings per share increased 38% to $0.83.

•                  Revenue surpassed $100.0 million for the first time in the Company’s history.

•                  Total revenue contribution from acquired CARD products was $10.4 million and $2.6 million for the one2sixTM shuffler and Easy Chipper®, respectively.

•                  Table MasterTM products revenue totaled $4.9 million.

•                  Total shuffler installed base increased 22% to approximately 18,600.

•                  Total table game installed base increased 14% to approximately 3,700.

•                  Proprietary table game content expanded significantly through internal development and acquisition.

•                  Formed Shuffle Up ProductionsTM to further leverage the Company’s intellectual property.

•                  Formed strategic alliances with IGT / Progressive Gaming to develop a fully automated table game management solution and Ameranth Wireless, Inc., to integrate the Company’s Deck Mate® poker shuffler into Ameranth’s poker room management software.

•                  Improved global distribution capabilities significantly through various distributor agreements, including Machines Games Automatics, S.A., in Spain and Casino Solutions S.A.C., in South America and the acquisition of VIP Gaming Solutions in Australia.

•                  Named one of America’s 200 Best Small Companies by Forbes magazine for the seventh consecutive year and included in the FORTUNE Small Business 100 list for the fourth consecutive year.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “Fiscal 2005 represented a period of significant strategic accomplishment for Shuffle Master.  Our record financial performance in virtually every category was complimented by successful product development, exciting intellectual property additions, strategic alliances, and a vast improvement in global distribution.  We have executed on our plan of becoming a true global leader in entertainment and utility products for the table game market and we’ve done so while preserving our balance sheet strength and driving profitability to record levels.”

Utility Products

Fourth Quarter 2005

Revenue from Utility Products totaled a record $20.5 million in the fourth quarter, an increase of 33% from $15.4 million in the comparable prior year quarter due to record quarterly revenues in the Company’s core shuffler business, as well as additional placements of the Easy Chipper product.  Utility Products lease revenue increased 23% due to a greater number of shuffler units on lease, primarily the Deck Mate, MD2™ and one2six shufflers.  Utility Products sales and service revenue increased 37% resulting from increased sales of the ACE® and MD2 shufflers.  Additionally, significant sales growth of the Easy Chipper contributed to the record increase in Utility Products sales and service revenue.

Fiscal Year 2005

For the fiscal year, Utility Products revenue increased 47% to a record $67.8 million versus $45.9 million in the comparable prior year period.  Utility Products lease revenue increased 22% to $23.7 million versus $19.4 million in the comparable prior year period.  The year-over-year increases in Utility Products lease revenue reflect the greater number of shuffler units on lease.  Utility Products sales and service revenue increased 66% to $44.0 million versus $26.5 million in the comparable prior year period.  The year-over-year increases in Utility Products sales and service revenue resulted primarily from a full year of the one2six shuffler sales, strong demand for the Deck Mate and MD2 shufflers and additional placements of the Easy Chipper.  Additionally, fiscal year Utility Products sales and service revenue was favorably impacted by a 10% increase in consolidated average shuffler selling prices.

Entertainment Products

Fourth Quarter 2005

Revenue from Entertainment Products totaled a record $13.2 million in the fourth quarter, an increase of 26% from $10.4 million in the comparable prior year quarter primarily due to the Company’s sales of Table Master.  Entertainment Products lease and royalty revenue increased slightly compared to the prior year quarter.  During the fourth quarter, the Company experienced a higher average monthly royalty rate for Three Card Poker®, Four Card Poker® and Fortune Pai Gow Poker®, which favorably impacted lease and royalty revenue.  The fourth quarter was also favorably impacted by additional lease placements of the Company’s Table Master products, Four Card Poker, Dragon Bonus, and the recently acquired games of Bet the Set 21TM, Jackpot Pai Gow Poker TM, and Progressive Pai Gow TM.  Offsetting the increase in lease and royalty revenue was the conversion of Let It Ride® and Three Card Poker royalty units to lifetime license sales.  Entertainment Products sales and service revenue increased 63% resulting from increased sales of the Company’s Table Master products, partially offset by a decline in lifetime license sales of Let It Ride and Three Card Poker.

Fiscal Year 2005

For the fiscal year, Entertainment Products revenue increased 18% to a record $45.5 million versus $38.7 million in the comparable prior year period.  Entertainment Products lease and royalty revenue increased slightly compared to the prior year period.  The year-over-year increases in revenue primarily reflects a higher average monthly royalty rate for Three Card Poker, Four Card Poker and Fortune Pai Gow Poker, increased placements of our Table Master products and the Company’s latest table game offerings, including recently acquired games.  These favorable results were partially offset by the conversion of Let It Ride and Three Card Poker royalty units to lifetime license sales.  Entertainment Products sales and service revenue increased 38% to $20.7 million versus $15.0 million in the comparable prior year period.  The year-over-year increases in revenue resulted from increased lifetime license sales and increased sales of Table Master products.

Operating Expenses

For both the fourth quarter and fiscal year, operating expenses as a percentage of revenues decreased slightly from the comparable prior year periods.  Operating expenses for the quarter totaled $10.4 million compared to $8.3 million in the comparable prior year quarter.  For the fiscal year, operating expenses totaled $38.4 million compared to $29.1 million in the prior year.  The quarterly and year-over-year increase in operating expenses was primarily due to project costs associated with Sarbanes-Oxley 404 compliance, an increase in payroll and related costs due to increased infrastructure requirements, including the related headcount resulting from the CARD acquisition, restricted stock compensation expense, and increased investment in research and development activities.

Non-operating Expenses

For the quarter and fiscal year, income from continuing operations includes a $1.0 million asset write-off related to an equity investment.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $34.1 million at October 31, 2005, a decrease from $47.0 million at October 31, 2004.  Net cash provided by operating activities totaled $5.1 million and $34.2 million during the fourth quarter and fiscal year period, compared to $8.3 million and $26.6 million in the comparable prior year periods.

Capital deployment initiatives totaled approximately $1.7 million and $10.1 million in capital expenditures during the fourth quarter and fiscal year period, respectively, and $2.8 million and $7.2 million related to the acquisition of intellectual property during the fourth quarter and fiscal year period, respectively.  The Company repurchased 715,000 common shares during the fourth quarter for approximately $17.8 million at an average price of $24.93 per share.  For the fiscal year, 1,472,500 common shares were repurchased for approximately $38.6 million at an average price of $26.24 per share.  As of October 31, 2005, approximately $8.8 million remains outstanding under our existing share repurchase board authorization.

Current Outlook

Consistent with previous guidance, management is targeting approximately 25% growth in quarter-over-quarter and year-over-year fiscal 2006 earnings per share, or $1.00 - $1.05 for the full year, excluding the adoption of SFAS 123R in fiscal 2006 and any contribution from the anticipated Stargames acquisition.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, intelligent table systems, and roulette chip sorters, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games and Table MasterTM games to expand their gaming entertainment content.  The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; advances by competitors; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; results from current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Notes, and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; and various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on December 8, 2005 at 2:00 PM Pacific Time to discuss the results of operations for the fourth quarter and fiscal year ended October 31, 2005.  The dial-in number for the call is (201) 689-8359; request “Shuffle Master’s Fourth Quarter and Fiscal Year End 2005 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Immediately following the call and through December 15, 2005, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 180579.

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SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2005	2004	2005	2004

Revenue:
Utility products leases	$6,284	$5,097	$23,721	$19,415
Utility products sales and service	14,194	10,344	44,036	26,532
Entertainment products leases and royalties	6,293	6,202	24,850	23,700
Entertainment products sales and service	6,887	4,238	20,689	15,005
Other	160	54	292	131
Total revenue	33,818	25,935	113,588	84,783

Costs and expenses:
Cost of leases and royalties	2,587	2,467	9,692	8,206
Cost of sales and service	7,185	4,520	19,712	11,197
Selling, general and administrative	8,363	6,766	30,616	22,953
Research and development	2,014	1,533	7,784	6,185
Total costs and expenses	20,149	15,286	67,804	48,541

Income from operations	13,669	10,649	45,784	36,242
Other expense	(1,172)	(594)	(1,657)	(1,600)
Income from continuing operations before tax	12,497	10,055	44,127	34,642
Provision for income taxes	3,995	3,519	14,666	12,125
Income from continuing operations	8,502	6,536	29,461	22,517
Discontinued operations, net of tax	9	2	76	1,627
Net income	$8,511	$6,538	$29,537	$24,144

Basic earnings per share:
Continuing operations	$0.25	$0.19	$0.84	$0.63
Discontinued operations	—	—	0.01	0.04
Net income	$0.25	$0.19	$0.85	$0.67

Diluted earnings per share:
Continuing operations	$0.24	$0.18	$0.81	$0.60
Discontinued operations	—	—	—	0.04
Net income	$0.24	$0.18	$0.81	$0.64

Weighted average shares outstanding:
Basic	34,417	34,754	34,924	35,955
Diluted	35,533	36,081	36,378	37,308

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	October 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$13,279	$20,580
Investments	20,809	26,458
Accounts receivable, net	17,865	11,205
Investment in sales-type leases, net	8,219	4,739
Inventories, net	9,428	5,853
Prepaid income taxes	—	6,373
Deferred income taxes	1,837	2,195
Other current assets	3,055	851
Total current assets	74,492	78,254
Investment in sales-type leases, net	11,136	7,068
Products leased and held for lease, net	9,163	5,461
Property and equipment, net	4,144	3,507
Intangible assets, net	48,477	47,812
Goodwill, net	36,017	37,556
Deferred income taxes	2,400	—
Other assets	7,088	5,634
Total assets	$192,917	$185,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,540	$3,304
Accrued liabilities	6,547	5,497
Customer deposits and unearned revenue	2,791	3,532
Income taxes payable	541	—
Note payable and current portion of long-term liabilities	3,082	250
Total current liabilities	16,501	12,583
Long-term liabilities, net of current portion	162,659	157,648
Deferred income taxes	—	332
Total liabilities	179,160	170,563
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 34,527 and 34,958 shares issued and outstanding	345	233
Additional paid-in capital	—	9,593
Deferred compensation	(5,788)	(1,765)
Retained earnings	17,655	698
Cumulative currency translation adjustment	1,545	5,970
Total shareholders’ equity	13,757	14,729
Total liabilities and shareholders’ equity	$192,917	$185,292

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$8,511	$6,538	$29,537	$24,144
Depreciation and amortization	3,200	2,642	12,101	8,042
Other operating activities	(6,587)	(840)	(7,438)	(5,599)
Net cash provided by operating activities	5,124	8,340	34,200	26,587

Cash flows from investing activities:
Net changes in investments	5,973	5,329	5,484	(18,707)
Payments for products leased and held for lease	(1,676)	(1,133)	(7,888)	(3,676)
Other capital expenditures	(2,878)	(706)	(9,401)	(3,467)
Acquisition of businesses	(228)	(157)	(228)	(38,594)
Proceeds from disposition of assets	—	—	9,039	8,858
Other	(80)	(19)	(3,482)	(954)
Net cash provided (used) by investing activities	1,111	3,314	(6,476)	(56,540)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issue costs	—	(11)	—	145,208
Repurchases of common stock	(17,822)	(912)	(38,643)	(100,024)
Proceeds from issuances of common stock, net	560	1,157	6,514	6,780
Payment of long-term liabilities	(805)	(4,105)	(2,896)	(4,105)
Net cash used by financing activities	(18,067)	(3,871)	(35,025)	47,859

Net increase (decrease) in cash and cash equivalents	(11,832)	7,783	(7,301)	17,906
Cash and cash equivalents, beginning of period	25,111	12,797	20,580	2,674
Cash and cash equivalents, end of period	$13,279	$20,580	$13,279	$20,580

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands, except unit data)

UNIT DATA

	Three Months Ended		Year Ended
	October 31,		October 31,
	2005	2004	2005	2004

Shufflers installed base (end of period)
Lease units	4,809	4,138	4,809	4,138

Sold units, inception-to-date:
Beginning of period (includes CARD)	12,889	10,401	11,151	9,108
Sold during period	996	796	3,062	2,165
Less trade-ins and exchanges	(105)	(46)	(433)	(122)
End of period	13,780	11,151	13,780	11,151
Total installed base (a)	18,589	15,289	18,589	15,289

Table games installed base (end of period)
Royalty units	2,913	2,868	2,913	2,868

Sold units, inception-to-date:
Beginning of period	713	288	365	72
Sold during period	55	77	403	293
End of period	768	365	768	365
Total installed base (a)	3,681	3,233	3,681	3,233

FINANCIAL DATA

	Three Months Ended		Year Ended
	October 31,		October 31,
	2005	2004	2005	2004

Reconciliation of income from continuing operations to EBITDA:

Income from continuing operations	$8,502	$6,536	$29,461	$22,517
Interest expense (income), net	51	164	(37)	111
Provision for income taxes	3,995	3,519	14,666	12,125
Depreciation and amortization	3,200	2,496	12,101	7,028
Restricted stock expense	273	99	759	191

EBITDA from continuing operations (b)	$16,021	$12,814	$56,950	$41,972

(a)          Installed Base is the sum of product units under lease or license agreements and inception-to-date sold units. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.

(b)   EBITDA (defined as income from continuing operations before net interest, provision for income taxes, depreciation and amortization and restricted stock expense) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.